Exhibit 99.2

General Moly, Inc. – AMEX and TSX: GMO

GENERAL MOLY ANNOUNCES CO-LEAD PROJECT FINANCE ARRANGERS AND PROVIDES AN UPDATE TO THE MT. HOPE FEASIBILITY STUDY

LAKEWOOD, COLORADO –September 9, 2008, General Moly Inc. (AMEX and TSX: GMO) announced the appointment of Barclays Capital and Credit Suisse Securities (USA) LLC as co-lead project finance arrangers.

Bruce D. Hansen, Chief Executive Officer, said, “After consulting with our joint venture partner POSCO and soliciting initial financing proposals from a significant number of large financial institutions with mining finance credentials over the past several months, we selected Barclays and Credit Suisse to lead the Mt. Hope project finance efforts based on their experience, competencies and capacity.  Barclays and Credit Suisse are appointed on an exclusive basis to structure and arrange the financing package for the development of the Mt. Hope project.

David A. Chaput, Chief Financial Officer, continued, “Given the time required in the due-diligence and structuring phases of a traditional commercial bank project facility, we have selected Barclays and Credit Suisse to initiate the foundational steps.  Having reduced the financing risk of the Mt. Hope project with the POSCO joint venture and our floor price protected off-take agreements, we believe we are well positioned to access the project finance market.  We would hope to have the financing structured by the first quarter of 2009.

“As we progress down the project finance path, working with Credit Suisse and Barclays we will continue to evaluate potential capital markets debt financing solutions, as market conditions may present opportunities. We will also continue to evaluate capital raising opportunities with strategic and financial partners as well as customers as we seek to maximize Mt. Hope’s value by accessing the least-dilutive and most cost-effective forms of financing.  We believe that even in this difficult credit market, a large majority of Mt. Hope’s outstanding funding can be sourced through the debt markets.”

In conjunction with its financing plans, the company also announced that it is in the final stages of completing its Basic Engineering update to its August 2007 Bankable Feasibility Study (BFS), based upon achieving 25% complete engineering. The after-tax Net Present Value (NPV) of General Moly’s equity share of the Mt. Hope project is anticipated to be between $1.50 billion and $1.58 billion, utilizing an 8% discount rate or $18 to $19 per fully-diluted share based on:

•                  Higher molybdenum price forecasts based on a July update to CPM Group’s molybdenum market research including a long-term price of $17 per pound molybdenum;

Realized Price Forecast Per Moly Lb

Calendar Yr	BFS Update
2011	$24.45
2012	$22.20
2013	$20.45
2014	$18.35
2015	$17.50
2016	$17.00
2017	$16.50
2018-on	$17.00

•                  Higher average annual production over the first five years due to an enhanced mine plan that delivers higher grades to the mill over the first five years resulting in annual average moly production of nearly 40 million pounds compared to 38 million pounds in the August 2007 BFS;

•                  A year of time value accretion and $50 million in total project capital already spent;

•                  Total Capital Expenditure requirements of between $1,000 million and $1,080 million on a 100% basis (between $800 million and $865 million on an 80% basis), due primarily to increases in assumed commodity prices (primarily fuel costs), labor rates, and additional materials.  The capital estimate is anticipated to include $70 to $80 million in contingency and a total of $215 million of equipment has already been secured;

•                  Average Direct operating costs for the first five years of between $5.30 per pound and $5.80 per pound, due largely to higher diesel fuel prices, and to a lesser extent, increased wage rates, higher electrical consumption, and increased repair parts, supplies and reagent prices;

•                  Increases to shipping cost expectations due to higher oil prices;

•                  The incorporation of the Company’s off-take agreements into a financial model, which marginally decreases anticipated revenue at moly prices above the floor price; and

•                  Incorporating POSCO’s anticipated contributions to the joint venture.

The Company is developing the Mt. Hope project through its 80% owned subsidiary, Eureka Moly, LLC.  Cost estimates for the Mt. Hope Project currently are being reviewed and subject to final approvals by the Company’s board of directors and by POS-Minerals Corporation, the POSCO subsidiary that owns 20% minority equity interest in Eureka Moly, LLC.  The detailed re-estimated financial projections are anticipated to be released prior to or in conjunction with the Company’s third quarter financial results.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, “Clearly we are not immune from escalation in capital and operating costs, as seen throughout the industry.  Regardless, the Mt. Hope project remains an extremely robust development project and demonstrates values well in excess of our current market capitalization.  In addition, this feasibility study update will serve as a foundation as we initiate the project financing effort with our newly-appointed co-arrangers Credit Suisse and Barclays.”

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General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information – General Moly:

Investors – Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development – Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

Forward-Looking Statements

Statements herein that are not historical facts, such as estimates for capital and operating costs at the Mt. Hope project, discussions of the Company’s anticipated financing plans, molybdenum pricing assumptions and the estimated net present value of the Company’s interest in the Mt. Hope project, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production in a timely manner and its ability to raise required financing, metals price and production volatility, exploration risks and results, and project development risks. For a detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.